Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO QUALITY MUNICIPAL SECURITIES

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Securities was held on July 14, 2011. The Meeting was held for the following purpose:

(1) Elect five Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The  results  of  the  voting  on  the  above  matter  were  as  follows:

                                             Votes
Matter                     Votes For        Withheld
-------------------------  ----------       --------
(1)   David C. Arch .....  11,285,035        392,952
      Bob R. Baker ......  11,319,345        358,642
      Larry Soll ........  11,296,180        381,807
      Philip A. Taylor ..  11,333,978        344,009
      Wayne W. Whalen ...  11,311,053        366,934
      Frank S. Bayley(P)          106              4

----------
(P)  Election  of  trustee  by  preferred  shareholders  only.